January 23, 2012

Permal Hedge Strategies Fund

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

We have acted as counsel to Permal Hedge Strategies Fund, a closed-end investment company organized as a Maryland statutory trust (the “Company”), in connection with the Registration Statement on Form N-2, File Nos. 333-177961 and 811-22628 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of an amount up to $500,000,000 of its shares of beneficial interest, par value $0.00001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP dated the date hereof.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP